Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No.  333-224185

Relating to Preliminary Prospectus dated May 8, 2018

CESCA
A Boyalife Company

Clinical Excellence in Stem Cell Applications



Investor Presentation

April, 2018

Forward looking statement

This presentation does not constitute an offer to sell securities including but not limited to within any jurisdiction in which the sale of such securities would be unlawful. This presentation does not constitute a solicitation or offer to sell securities. Such offer and the information set forth herein have not been reviewed, approved or disapproved, nor has the accuracy or adequacy of the information set forth herein been passed upon, by the Securities and Exchange Commission ("SEC") or any state securities administrator. Any representation to the contrary is a criminal offense. An investment in the securities offered by the Company is speculative and involves a high degree of risk. Investment in the securities offered hereby is suitable only for persons of substantial financial means who can afford a total loss of their investment.

The Company has filed a Registration Statement (including a preliminary prospectus) with the SEC for the offering for which this presentation relates. Before you invest, you should read the preliminary prospectus contained in the Company's Registration Statement, any amendments or supplements thereto and other documents the Company has filed with the SEC for more complete information about the Company and this offering. The preliminary prospectus and the Registration Statement may be accessed through the SEC's website at www.sec.gov. Alternatively, the Company, any placement agent or any dealer participating in the offering will arrange to send you the preliminary prospectus and any amendments or supplements thereto if you request it through H.C. Wainwright & Co., LLC 430 Park Avenue, New York, NY 10022, Attn: Prospectus Department or by Tel: (212) 356-0500. This Investor Presentation contains statistics and other data that has been obtained from or compiled from information made available by third parties service providers. The Company has not independently verified such statistics or data. The information presented in this presentation is as of the date hereof unless indicated otherwise.

This presentation includes statements of future expectations and other forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current views and assumptions, speak only as of the date hereof and are subject to change. Forward-looking statements can often be identified by words such as "may," "could," "potential," "continue," and similar expressions and include, but are not limited to, statements regarding research and product commercialization. These forward-looking statements are not guarantees of future results and are subject to known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially and adversely from those expressed or implied in such statements. A more complete description of risks that could cause actual events to differ from the outcomes predicted by these forward-looking statements is set forth under the caption "Risk Factors" in our Annual Report on Form 10-K, in our Quarterly Reports on Form 10-Q, and in other reports filed with the SEC from time to time, and you should consider each of those factors when evaluating the forward-looking statements. We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.

Quick financial snapshot

NASDAQ	KOOL
Share Price*	$1.49
52-Week Range	$1.36 - $6.44
Shares Outstanding**	11.5M
Market Capitalization	$17.1M
Avg. Vol (50 Day)	109.2K
Revenue (TTM)***	$12.8M
Cash***	$3.5M
Largest Shareholder	Boyalife Group (~60%)
Warrants Outstanding****	4.4M

** May 8, 2018*
*** S-1/A filed on May 8, 2018*
**** December 31, 2017*
***** Weighted average exercise price of $9.13. Boyalife holds 3.5M warrants.*

CESCA
A Boyalife Company

CAR-T is a major advancement in I/O cell therapy

- At April 23, 2018, 108 U.S.-registered trials underway[1] and over 314 trials globally [2]
- Novartis's KYMRIAH achieved 83% Complete Response rates[3] for relapsed/refractory Acute Lymphoblastic Leukemia (ALL); impressive early clinical results in other hematologic cancers
- Breakthrough therapy status awarded; Novartis & Kite drug approvals obtained
- Peak revenue estimates for anti-CD19 CARs exceed $1B each
- Big pharma and investor excitement has driven unprecedented financing activity and multiple high profile partnerships

Novartis	Celgene	gsk GlaxoSmithKline	Pfizer	AMGEN	Merck Serono
Penn	bluebirdbio	ADAPTIMMUNE	cellectis	Kite Pharma	INTREXON
Upfront payment, R&D funding Milestone payments, Royalties	$75MM upfront $225MM milestones per prod.	$350MM over seven years Milestone payments, Royalties	$80MM upfront, R&D funding $185MM milestones/prod., Royalties	$60MM upfront $525MM milestones per prod.	$115MM upfront Up to $826MM milestones, Royalties
August 2012	*March 2013*	*June 2014*	*June 2014*	*January 2015*	*March 2015*

(1) *https://clinicaltrials.gov/ct2/results?cond=&term=&intr=CAR-T&cntry=US&state=&city=&dist=&Search=Search&recrs=a&recrs=b&recrs=d&recrs=f&recrs=m*
(2) *https://clinicaltrials.gov/ct2/results?intr=CAR-T&Search=Apply&recrs=b&recrs=a&recrs=f&recrs=d&recrs=m&age_v=&gndr=&type=&rslt=*
(3) https://www.hcp.novartis.com/products/kymriah/acute-lymphoblastic-leukemia-children/efficacy/

CESCA A Boyalife Company

First CAR-T therapy approved ($475,000/per patient)

Emily's Story: A Young Girl Beats Cancer with Immunotherapy



Cost of manufacturing these therapies remains high - $100k+ per patient*

Science. 2006 October 6; 314(5796): 126–129.

Cancer Regression in Patients After Transfer of Genetically Engineered Lymphocytes

Richard A. Morgan, Mark E. Dudley, John R. Wunderlich, Marybeth S. Hughes, James C. Yang, Richard M. Sherry, Richard E. Royal, Suzanne L. Topalian, Udai S. Kammula, Nicholas P. Restifo, Zhili Zheng, Azam Nahvi, Christiaan R. de Vries, Linda J. Rogers-Freezer, Sharon A. Mavroukakis, and Steven A. Rosenberg*

BIOTECH

STAT+

Pioneering cancer drug, just approved, to cost $475,000 — and analysts say it's a bargain

By DAMIAN GARDE @damiangarde / AUGUST 30, 2017

August 30, 2017



VICTOR SEGURA IBARRA AND RITA SERDA, PH.D., NCI, NIH

* Source: Maxim analysts

CESCA
A Boyalife Company

Why is CAR-T so expensive? – the manual manufacturing processes

Labor-intensive manual steps, highly variable, open systems, low yield, low efficiency → high cost

The Short Version:



Gene
T cell
1
(Collect)
2
Isolate
3
Modify
4
Expand
5
(Treat)

The Reality:



1. Layer on Ficoll
2. Centrifuge
3. Transfer
4. Centrifuge
5. Wash & centrifuge
6. Count
7. Transfer
8. Incubate
9. Centrifuge
10. Count
11. Transfer
12. Centrifuge
13. Electroporate
14. Centrifuge
15. Transfer
16. Incubate
17. Centrifuge & harvest
Dozens more steps, 28 days, Multiple centrifugations

Source: *https://www.jove.com/video/50070/clinical-application-sleeping-beauty-artificial-antigen-presenting*

Why does CAR-T cell process efficiency matter?


Time to patient is a matter of life and death
Why Improve?
Manufacturing consistency necessary for regulatory approvals
Fewer cell expansions may improve therapeutic effect
Low cell recovery may yield too few cell for a therapeutic dose

CESCA
A Boyalife Company

Our product portfolio

—— In July, 2017, Cesca acquired SynGen[1] to develop automation for CAR-T therapies

	BioBanking	Point-of-Care	Immuno-Oncology
Cesca Product	AXP® -For cord blood Banking 	MXP® -PoC device for bone marrow 	
Cesca Product	BioArchive® -Automated cryo-Preservation		BioArchive® -Automated cryo-Preservation
SynGen Product			X-LAB® -For isolation of target cells 
SynGen Product			X-BACS® -For purification of specific population 
SynGen Product			X-WASH® -For automated cell washing 

[1] On July 10, 2017, Cesca Therapeutics announced that its wholly-owned subsidiary, ThermoGenesis Corp., acquired the cell processing systems of privately-held SynGen Inc. under an asset acquisition agreement in exchange for 20% of the outstanding stock of ThermoGenesis Corp.

Development of CAR-TXpress™ platform*

—— Automated system for large scale manufacturing of CAR-T cells with high efficiency



Whole Blood
BMA
Leukapheresis Unit
IL-2, CD3, DNA
Gene Insertion
Volumes May Exceed 5 L
Additional IL-2 Infused
Isolation of MNCs
Selection of CD3+ Cells
Modification
Expansion
Volume Reduce/Harvest
10 – 14 days
Final Formulation
X- WASH™ Washing and Volume Reduction
X- LAB™ Superior Isolation of MNC's
X- BACS™ Superior Selection of CD3+ Cells
Freezing
Patient
Direct Infusion
Patient
Direct Infusion
BioArchive® Automated Storage and Retrieval

*Being developed by ThermoGenesis Corp.

CESCA A Boyalife Company

Core technology – X-LAB™ for high efficiency cell isolation

Non-Ficoll based isolation of MNC



Advantage:
Ficoll-Free Process
Axis of rotation of swing bucket centrifuge is parallel to the floor
Rotor
10 mL Medium pre-deposited in harvest chamber
2000 x g, 20 min. cells stratify
500 x g 6 min. RBC & GRN depleted
MNC & PLT re-suspended
1000 x g 1 min. MNC conc., PLT suspended
50 x g 1 min. MNC to medium

Core technology – buoyance activated cell sorting (BACS)

- X-BACS technology uses microscopic bubbles (smaller than single cells) as cell isolation agents
- The microbubbles are ruggedized with lipid shells, which bind to antibodies to attach them <u>only to target cells</u> in a mixture of cell types
- Under centrifugation, target cells with bound microbubbles float, while all other (unwanted) cells sink


1
2
3
4
Microbubble
Non-target Cell
Target Cell

Rendering of microbubble attached to T-cell



Parameter	Competitive Technology	X-BACS Technology	Why it matters
Performance	Recovery: 65%* Purity: 95+%*	Recovery: 80-90%* Purity: 95+%*	More target cells equals higher probability of achieving therapeutics dose & lower COGS

Advantage: No magnetic beads

*Internal data

CESCA A Boyalife Company

Core technology – X-WASH™ for washing & reformulation

— High efficiency washing and re-formulation technology

1. **Cell suspension added to buffer in central chamber; buffer added to harvest chamber**



2. **Cartridge snapped on to Control Module, placed in centrifuge**



3. **Retrieve Washed Cells**

Washed cells re-suspended in desired medium in harvest chamber





Centrifugation begins
Cells sediment to bottom of central processing chamber
Cells re-suspended in desired medium in harvest chamber
Centrifugation ends

Advantage: No pellet in harvest

CESCA A Boyalife Company

CAR-TXpress platform – efficient processing time

—— Our technology enables two hour processing for cell selection

Clinical Process	Development Process
Thawed Leukapheresis	Peripheral Blood


Hours
0
1
2
X-WASH DMSO Removal
X-BACS Cell Selection


Hours
0
1
2
X-LAB MNC Isolation
X-BACS Cell Selection

CAR-TXpress platform – efficient cell selection

—— Our technology improves cell isolation and selection by up to 45% and 50%, respectively



100
90
80
70
60
50
40
30
20
10
0
% Recovery
94.5
90.8
65.0
60.5
X-LAB* & X-BACS*
Ficoll** & Magnetic Beads***
MNC Isolation
MNC & CD3+ Selection

*Internal Data

**Red blood cell depletion from bone marrow and peripheral blood buffy coat: a comparison of two new and three established technologies" *Transfusion* 55 (2015) 1275-1282

***A variable immunoreceptor in a subpopulation of human neutrophils *PNAS* 103 (2006) 14441-14446

CAR-TXpress™:

Semi-automated "functionally closed" CAR-T cell Production



Leukapheresis



X-BACS™

- Wash DMSO from MNCs
- Select CD3+ cells
- Activate CD3+ cells
- Transduce CD3+ Cells
- Wash transduced CD3+ cells



G-REX*

Expand genetically modified CD3 cells



X-WASH™

- Wash
- Volume Reduce
- Final Formulation


bioarchive

CRF robotic cryogenic storage & retrieval

Patient infusion

*

* *Product manufactured and sold by Wilson Wolf.*

BioArchive

CESCA
A Boyalife Company

Growth Strategy

Our goal is to become the leading provider of closed-system automation for CAR-T and other cell-based therapeutics

Moving up the CAR-T value chain

- "Off-the-shelf" CAR-TXpress components and kits
- Contract manufacturing services for CAR-T developers
- Co-development of the next wave of novel CAR-T therapeutics

CESCA
A Boyalife Company

IncoCell Collaboration Represents First Foray into CDMO Business


BOYALIFE









- In March 2018, Cesca's subsidiary, ThermoGenesis, announced its first CAR-T contract development and manufacturing (CDMO) collaboration with China-based IncoCell Tianjin Ltd
- Cesca providing X-Series™ kits to IncoCell for use in its CDMO operations, on an exclusive basis, in exchange for a percentage of IncoCell's gross revenue
- The agreement covers the Asia Pacific region. Cesca is pursuing additional CDMO alliances in select markets, *including the US*
- IncoCell is an affiliate of BoyaLife Group

CESCA
A Boyalife Company

Intellectual property – CAR-TXpress™ Platform

I. Protects X-LAB, X-WASH, X-BACS

"System for purifying certain cell populations by depleting others"

Apparatus Claims	**Issued:**	USA, Australia, Canada, China, Japan, Malaysia, Mexico, Russia, Singapore
	Pending:	Europe, India, South Korea
Method Claims	**Issued:**	USA, Japan, Australia, Canada, China, Russia, Singapore
	Pending	USA, Europe, India, Malaysia, Mexico, South Korea

II. Protects X-BACS

"Cell Separation Devices, Systems & Methods"

Apparatus Claims	**Issued:**	USA
Method Claims	**Issued:**	USA
Composition Claims	**Pending:**	USA
PCT	**Pending:**	Australia, Canada, China, Europe, India, Japan

CESCA
A Boyalife Company

What we accomplished in 2017

- Implementation of new strategic vision and corporate goals
- Expanded board of directors
- New executive team with proven track record: CEO & COO
- Closed strategic acquisition of SynGen Inc.
- Secured international distribution agreements
- Obtained $10M line-of-credit
- Strong IP position: received 2 in a series of US patent applications covering CAR-T automation technology
- Launched prototype CAR-TXpress™, a revolutionary platform for CAR-T cell manufacturing

Investment highlights

- Well-positioned to be a leading player in automated CAR-T manufacturing and production
- We make the tools ("picks and shovels") that can be used by multiple different CAR-T developers
- Our technology improves efficiency and production time
- CAR-TXpress™ provides an avenue for us to build a CDMO strategy
- Strong IP position
- Backed by the financial resources of Boyalife Group

CESCA A Boyalife Company

Experienced leadership team



Chris Xu, PhD/MBA, Chairman, President and Chief Executive Officer
Boyalife Group (founder), Pfizer, Founder Group
Joined Cesca in March 2016 as Director, becoming CEO in Nov 2016



Vivian Liu, Chief Operating Officer and Director
OxOnc Services Company, Apricus Biosciences, Inc. (Nasdaq: APRI; co-founder)
Joined Cesca in November 2016 as Director, becoming COO in February 2017



Phil Coelho, Chief Technology Officer of ThermoGenesis Corp
SynGen, Inc. (co-founder), Cesca Therapeutics, Inc. (founder)
Original founder of Cesca, re-joined Cesca as CTO in July 2017



Joe Balagot, Senior Vice President of Corporate Development
Salomon Brothers, CIBC World Markets, Merriman Curhan Ford, Dawson James
Joined Cesca in November 2017

CESCA
A Boyalife Company

Thank You!